AMENDMENT TO
CONSULTING AGREEMENT

This Amendment to Consulting Agreement is made as of this ___ day of June, 2010 (this "Amendment") by and between Power One Capital Corp. ("Power One") and Offshore Petroleum Corp. (the "Company").

WHEREAS, Power One and the Company entered into a Consulting Agreement effective as of October 1, 2009 (the "Agreement");

WHEREAS, the parties wish to clarify their agreement regarding the issuance of the Company's shares of common stock as compensation for services to be provided by Power One to the Company pursuant to the Agreement;

NOW THEREFORE, the parties agree as follows.

1. The parties agree that all of the 1,500,000 shares to be issued as compensation to Power One under the Agreement were issued as of October 1, 2009. The parties further agree that if the Agreement is terminated prior to April 1, 2011, a portion of the shares shall be returned to the Company as provided below. Section 3 of the Agreement is deleted and replaced by the following provision.

> The Company shall pay to Consultant for the Consulting Services rendered hereunder 1,500,000 shares of restricted common stock of the Company ("Shares") which shall be earned in the following manner: 1,500,000 shares hall be issued upon execution of this Agreement; 500,000 shares shall be deemed to be earned as of April 1, 2010, 500,000 Shares shall be deemed to be earned as of October 1, 2010 and 500,000 Shares shall be deemed to be earned as of April 1, 2011. Said 1,500,000 Shares shall be tendered to Consultant in three certificates on execution of this Agreement with legends reflecting the earned dates; provided, however, that Consultant must return any unearned Shares upon termination of this Agreement.

2. No other change to the Agreement is effected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

POWER ONE CAPITAL CORP.	OFFSHORE PETROLEUM CORP.
By: L. Herrera Soto	By: John L Ramwater
Licimaco Herrera Soto President	

348041